UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
Amendment No. 3
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

NEW JERSEY	13-1086010

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 Main Street Williamsville, New York	14221

(Address of principal executive offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

          This Amendment No. 3 on Form 8-A/A is filed to supplement and amend the information set forth in Items 1 and 2 of the Registration Statement on Form 8-A (File No. 001-03880) filed with the Securities and Exchange Commission (the “Commission”) by National Fuel Gas Company (the “Company”) on June 14, 1996, as amended by Amendment No. 1 thereto filed with the Commission on April 30, 1999 and Amendment No. 2 thereto filed with the Commission on June 8, 2007.

ITEM 1.	Description of Registrant’s Securities to be Registered.
          On March 19, 1996, the Board of Directors (the “Board”) of the Company authorized the Company to enter into a Rights Agreement, dated as of June 12, 1996 (the “Original Rights Agreement”), between the Company and Marine Midland Bank, as rights agent. In connection therewith, the Board authorized and declared a dividend distribution of one right (collectively, the “Rights”) for each outstanding share of common stock, par value $1.00, of the Company (the “Common Stock”).
          On September 17, 1998, the Board approved certain amendments to the Original Rights Agreement and authorized the Company to enter into an amended and restated rights agreement to reflect those amendments. On April 30, 1999, the Company entered into an amended and restated rights agreement, dated as of April 30, 1999, with HSBC Bank USA (the successor in interest to Marine Midland Bank), as rights agent.
          On September 7, 2001, the Company effectuated a two-for-one split of its Common Stock and in connection therewith executed a certificate of amendment to the Original Rights Agreement, as amended. As a result, the (i) purchase price per share of Common Stock upon the exercise of the Rights was adjusted to $65.00 (being $32.50 per half share) and (ii) price at which the Rights may be redeemed was adjusted to $.005 per Right.
          On June 7, 2007, the Board authorized additional amendments to the Original Rights Agreement, as amended, and authorized the Company to enter into an amended and restated rights agreement to reflect those amendments. On June 8, 2007, the Company entered into an amended and restated rights agreement, dated as of June 8, 2007, with HSBC Bank USA, National Association, as rights agent.
          Effective September 1, 2007, HSBC Bank USA, National Association resigned as rights agent and, pursuant to Section 21 of the Original Rights Agreement, as amended, the Company substituted The Bank of New York as successor rights agent.
          On February 21, 2008, the Board authorized additional amendments to the Original Rights Agreement, as amended, and authorized the Company to enter into an amended and restated rights agreement to reflect those amendments. On July 11, 2008, the Company entered into the Amended and Restated Rights Agreement, dated as of July 11, 2008 (the Original Rights Agreement, as amended and restated, being hereinafter referred to as the “Rights Agreement”), with The Bank of New York, as rights agent.

          Among the amendments made on July 11, 2008 to the Rights Agreement are:
•	an extension of the expiration date of the Rights Agreement from July 31, 2008 to July 31, 2018;

•	an increase in the exercise price of the Rights from $65 to $150 per full share of the Company’s common stock;

•	an expansion of the definition of beneficial ownership to include, among other things, certain derivative or synthetic arrangements having characteristics of a long position in the Company’s common stock;

•	the addition of a provision stating that the phrase “then outstanding,” when used with reference to a person’s beneficial ownership of securities of the Company, means the number of securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially under the Rights Agreement;

•	elimination of certain restrictive covenants that would have applied to the Company after the “Distribution Date” of the Rights;

•	clarification and updating of the Rights Agreement in various respects; and

•	modification of the relationship between the Company and the rights agent in certain respects.
          The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Rights Agreement, a copy of which has been filed as an exhibit hereto and is expressly incorporated by reference herein.

ITEM 2.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Rights Agreement, dated as of July 11, 2008, between National Fuel Gas Company and The Bank of New York

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL FUEL GAS COMPANY
By:	/s/ J. R. Peterson
	Name:	J. R. Peterson
	Title:	Assistant Secretary

Dated: July 15, 2008

Exhibit Index

Exhibit Number	Description

4.1	Amended and Restated Rights Agreement, dated as of July 11, 2008, between National Fuel Gas Company and The Bank of New York